EXHIBIT 11

                SUNRISE EDUCATIONAL SERVICES, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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
                                          SIX MONTHS ENDED               THREE MONTHS ENDED
                                             JANUARY 31,                     JANUARY 31,
                                         1997           1996             1997           1996
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PRIMARY:

Common Shares Outstanding,
Beginning of Year                     2,982,968      2,935,894         2,982,968      2,935,894

Effect of weighting shares:

Issuance of Common Stock                  9,188           --              18,376           --
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Weighted Average Number of Common
Shares and Common Share
Equivalents Outstanding               2,992,156      2,935,894         3,001,344      2,935,894
===============================================================================================
Net Loss Available for
Common Stock                        $  (263,599)   $   (95,927)      $  (266,704)   $  (155,127)
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Net Loss per Common Share
and Common Share Equivalent         $     (0.09)   $     (0.03)      $     (0.09)   $     (0.05)
===============================================================================================
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